UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2020

MGM RESORTS INTERNATIONAL

(Exact name of registrant as specified in its charter)

Delaware	001-10362	88-0215232
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip code)

(702) 693-7120

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock (Par Value $0.01)	MGM	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 26, 2020, MGM China Holdings Limited (“MGM China”), an indirect majority-owned subsidiary of MGM Resorts International, entered into a HK$2.34 billion unsecured revolving credit facility with certain lenders party thereto (the “Revolving Credit Facility”), with an option to increase the amount of the facility to up to HK$3.9 billion subject to certain conditions. The Revolving Credit Facility is available for drawing from the date of the facility agreement to, and including, the date that is one month prior to May 15, 2024, the final maturity date. Draws under the Revolving Credit Facility will be subject to satisfaction of certain conditions precedent, including evidence that MGM China’s existing HK$9.75 billion senior unsecured revolving credit facility has been fully drawn. The Revolving Credit Facility will bear interest at a fluctuating rate per annum based on HIBOR plus a margin (in the range of 1.625% to 2.75%), which will be determined by MGM China’s leverage ratio. The proceeds of the revolving credit facility will be used for ongoing working capital needs and general corporate purposes.

The Revolving Credit Facility contains customary representations and warranties, events of default, affirmative covenants and negative covenants, which impose restrictions on, among other things, the ability of MGM China and its subsidiaries from incurring liens or engaging in certain asset dispositions. MGM China is also required, effective September 30, 2021, to maintain compliance with a maximum consolidated total leverage ratio and a minimum interest coverage ratio. In addition, if MGM Resorts International at any time ceases to own more than 50% of the share capital of MGM China then the Revolving Credit Facility must be prepaid in full.

The foregoing description of the Revolving Credit Facility is qualified in its entirety by reference to the Revolving Credit Facility, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

The representations, warranties and covenants contained in the Revolving Credit Facility were made only for purposes of the Revolving Credit Facility and as of the specific date (or dates) set forth therein and were solely for the benefit of the parties to the Revolving Credit Facility and are subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Revolving Credit Facility may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Revolving Credit Facility and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of MGM China.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

Exhibit No.	Description

10.1	Revolving Credit Facility Agreement, dated May 26, 2020, by and among MGM China Holdings Limited and certain Lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2020

MGM Resorts International

By:	/s/ Andrew Hagopian III
Name:	Andrew Hagopian III
Title:	Chief Corporate Counsel and Assistant Secretary